Exhibit 99.1

PRESS RELEASE

MEMBER FDIC

For additional information, contact: Diana Olveira — 408.494.4538 Vice President, Marketing Director

For Immediate Release: June 15, 2009

Dan Kawamoto Joins Heritage Commerce Corp as Executive Vice President and Chief Administrative Officer

San Jose, California — June 15, 2009 — Heritage Commerce Corp (NASDAQ: HTBK), the parent company of Heritage Bank of Commerce, today announced that Dan T. Kawamoto will join its executive management team as Executive Vice President and Chief Administrative Officer on July 13, 2009.

“We are excited and privileged to have Dan join our executive team. With over 18 years in public accounting and over 17 years in commercial banking, Dan brings many years of significant finance and branch operations experience with him, which will add depth to our already excellent management team,” said Walter Kaczmarek, President and Chief Executive Officer. “Our Chairman, Jack Conner, and I have personally known Dan for nearly 20 years and we believe his experience in banking operations and finance will provide additional capabilities in moving the bank to the next level.”

Formerly with 1st Century Bancshares (NASDAQ: FCTK) in Los Angeles, Kawamoto served as Executive Vice President and Chief Financial Officer overseeing the finance division and central and branch operations. In addition, he was a valuable strategic business partner to the President and Chairman of the Board. Kawamoto was previously the Executive Vice President of Retail Banking at Comerica Bank — Western Market, where he was responsible for the branch system in the western U.S. He also held the position of Chief Financial Officer at Comerica Bank California (and Plaza Bank of Commerce) prior to moving into retail banking. Before embarking on his banking career, Kawamoto was an Audit Partner with Ernst & Young in San Francisco.

Kawamoto graduated from the University of Washington with a Masters of Business Administration in Finance and a Bachelor of Arts in Accounting.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, with full-service offices in Los Gatos, Fremont, Danville, Morgan Hill, Gilroy, Mountain View, Los Altos, Pleasanton and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender with Loan Production Offices in Oakland, Sacramento and Santa Rosa, California.

For more information, please visit www.heritagecommercecorp.com

150 Almaden Boulevard • San Jose, CA 95113 • (408) 947-6900 • fax (408) 947- 6910